UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

AMENDMENT NO. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 6, 2015

Commission File Number:  0-23153

SecureAlert, Inc.
(Exact name of small business issuer as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)
87-0543981
(IRS Employer Identification No.)

405 S. Main, Suite 700, Salt Lake City, Utah 84111
(Address of principal executive offices)

(801) 451-6141
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On March 9, 2015, Sapinda Asia Limited and Mr. Lars Windhorst (collectively "Sapinda Asia") filed Amendment No. 5 to its Schedule 13D originally filed with the Securities and Exchange Commission ("Commission") on June 14, 2013 ("Amendment No. 5") reporting that it beneficially owned 51.6% of the outstanding voting securities of SecureAlert, Inc. (the "Company"). The securities were acquired in a series of transactions since June 14, 2013, consisting of open market and private transactions, conversion of indebtedness, assignment of rights, and payment of dividends, each as more particularly described in Amendment No. 5. The aggregate net purchase price for the securities reported in Amendment No. 5 was approximately $30,275,265, and the principal source of the funds was working capital of the Sapinda Asia, as more particularly described in Amendment No. 5.

As disclosed in the the Company's Annual Report on Form 10-K filed with the Commission on November 11, 2014 (the "Annual Report"), on February 1, 2013, the Company entered into a revolving loan agreement with Sapinda Asia. Under this arrangement, the Company was able to borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. On October 24, 2013, the Company drew down the full $1,200,000. The loan initially matured in June 2014. However, the maturity date of the note was extended and now matures in December 2015.

In addition, as disclosed in the Annual Report, on November 19, 2013, the Company borrowed $1,500,000 from Sapinda Asia. The unsecured note bears interest at a rate of 8% per annum and initially matured on November 18, 2014. However, the maturity date of the note was extended to November 19, 2015.

Other than as particularly set forth in this Current Report on Form 8-K, there are no arrangements or understandings among the Company and Sapinda Asia and their associates with respect to the election of directors or other matters.

The foregoing description of Amendment No. 5 does not purport to be complete, and is qualified in its entirety by reference to the full text of Amendment No. 5, which was previously filed with the Commission on March 9, 2015 by Sapinda Asia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

Date:   March 3, 2015
By:	/s/ Guy Dubois

Name: Guy Dubois
Title: Chairman